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                                                                   EXHIBIT 99.1


                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

              Computation of Ratio of Earnings to Fixed Charges and
                            Preferred Stock Dividends

                        Twelve Months Ended June 30, 1997
              -----------------------------------------------------
                                   (Unaudited)

                             (Dollars in Thousands)

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
FIXED CHARGES AND PRE-TAX PREFERRED STOCK DIVIDENDS:

  Preferred Dividends                                                   $  1,332
  Effective Income Tax Rate                                                .3693
  Complement of Effective Income Tax Rate (1 - Tax Rate)                   .6307

  Pre-Tax Preferred Dividends                                           $  2,112
                                                                        ========

  Interest Expense                                                      $ 33,186
  Amortization of Debt Premium, Discount and Expense                         293
  Interest Component of Rentals                                               64
                                                                        --------
        Total Fixed Charges                                               33,543
  Pre-tax Preferred Dividends                                              2,112
                                                                        --------

        Total                                                           $ 35,655
                                                                        ========

EARNINGS:

Net Income                                                              $ 77,966
    Add:
    Income Taxes Applicable to Operating Income                           44,454
    Income Taxes Applicable to Other Income (Loss) - Net                   1,189
    Total Fixed Charges                                                   33,543
                                                                        --------

Total Earnings                                                          $157,152
                                                                        ========

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends             4.4
                                                                        ========

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